Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

May 2, 2012

American Capital Agency Corp.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814

Re:	American Capital Agency Corp. Series A Preferred Stock Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to American Capital Agency Corp., a Delaware corporation (the “Company”), in connection with the Company's sale of 6,900,000 shares (the “Securities”) of the Company's 8.000% Series A Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share (the “Series A Preferred Stock”), a series of the Company's preferred stock with par value $0.01 per share (the “Preferred Stock”), pursuant to the Underwriting Agreement, dated March 29, 2012 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, the Company and American Capital AGNC Management, LLC, a Delaware limited liability company and the manager of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's automatic shelf registration statement on Form S-3 (No. 333-170374) filed on November 4, 2010 by the Company with the Securities and Exchange Commission (the “Commission”) under the Act registering an indeterminate number of shares of the Company's common stock, par value $0.01 per share (the “Common Stock”) and Preferred Stock, (ii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”), (iii) the Certificate of Designations for the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on April 2, 2012 (the “Certificate of Designations”), as certified by the Secretary of State of the State of Delaware, (iv) the amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 1, 2012, as certified by the Secretary of State of the State of Delaware (the “Amendment”), (v) the Second Amended and Restated By-laws of the Company, as amended and currently in effect, (vi) the Certificate of the Executive Vice President and Secretary, dated the date hereof, certifying the adoption by the Company's stockholders of the Amendment at the annual meeting of the stockholders held on May 1, 2012 and (vii) certain resolutions of the board of directors of the Company and a duly authorized committee and subcommittee thereof, relating to the registration and sale of the Securities and the reservation of 11,799,000 shares of Common Stock issuable upon conversion of the Securities pursuant to the Certificate of Designations (the “Common Shares”), subject to adjustments as provided therein.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Common Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Securities in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP